Exhibit 10.15

                              Katy Industries, Inc.
                   Executive Officer Compensation Arrangements

The base salaries as of April 11, 2005 for the named executive officers of Katy Industries, Inc. (the "Company") as approved at the April 8, 2005 meeting of the Compensation Committee of the Company's Board of Directors, are as follows:

         C. Michael Jacobi       $565,000
         Amir Rosenthal          $315,000
         David S. Rahilly        $250,000
         David C. Cooksey        $170,000
         Michael C. Paul         $169,700

As part of his or her annual compensation, each of the named executive officers is also eligible for a cash bonus in accordance with the terms of the Katy Industries, Inc. Executive Bonus Plan. In addition to the foregoing, the Company pays automobile and other allowances, certain club memberships, all or a portion of the premiums for group term life insurance policies for each of the executive officers and contributes matching amounts to each of the executives under Katy's 401(k) plan.